QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

BANK OF HAWAII CORPORATION

EXHIBIT TO CURRENT REPORT ON
FORM 8-K DATED January 27, 2003

Commission File Number 1-6887

[LETTERHEAD]

Bank of Hawaii Corporation 2002 Financial Results

  •
  2002 Net Income $121.2 Million, Up 3% From 2001
  •
  2002 Diluted Earnings Per Share Increase to $1.70, Up 16% From 2001
  •
  Board of Directors Declares Dividend of $0.19 Per Share

FOR IMMEDIATE RELEASE

        HONOLULU, HI (January 27, 2003)—Bank of Hawaii Corporation (NYSE:BOH) today reported diluted earnings per share for 2002 of $1.70, compared to diluted earnings per share of $1.46 in 2001. Net income for the year was $121.2 million, up $3.4 million from $117.8 million reported in the previous year. The return on average assets in 2002 was 1.22 percent, up 31.2 percent compared to 0.93 percent in 2001. The return on average equity was 10.24 percent, an increase of 16.9 percent from 8.76 percent in 2001.

        "We are pleased with several aspects of Bank of Hawaii's results for 2002," said Michael E. O'Neill, Chairman and CEO. "Our people are much more focused on our key markets in Hawaii, Guam and American Samoa. Our credit quality has improved, our margin has strengthened, our share repurchase program has returned $530 million to shareholders and our technology conversion program is on schedule. Importantly, our customer and employee satisfaction measures have strengthened and our banking businesses are poised for growth in 2003. We remain optimistic that we can continue to improve our efficiency and benefit from an improved economy this year."

        Diluted earnings per share for the fourth quarter of 2002 were $0.44, up $0.10 or 29.4 percent from $0.34 per diluted share for the same period last year. Net income in the fourth quarter was $28.9 million, up 9.9 percent from net income of $26.3 million in the fourth quarter last year. The presence of non-core items and the effect of business divestitures in 2001 continue to have a significant impact on the comparability with prior year results. Included in the fourth quarter of 2002 were charges of $7.0 million related to the information technology systems replacement project and $0.4 million in net restructuring expenses from the closure of four branches in the West Pacific that were partially offset by a reversal of reserves related to the divestiture program. Earnings for the fourth quarter of 2001 included gains on divestitures and restructuring items that increased net income by $6.4 million, or $0.08 per diluted share. Supplemental information has been provided in Table 11 that summarizes the continuing business operating results for the last eight quarters.

Financial Highlights

        Net interest income for the fourth quarter of 2002 on a fully taxable equivalent basis was $90.2 million, down $2.0 million from the third quarter of 2002 primarily due to decreased interest rates. Net interest income was down $16.0 million from the fourth quarter of 2001 primarily due to lower average earning assets related to the divestitures and the managed reduction of loans in an effort to reduce credit risk.

        The net interest margin was 4.05 percent for the fourth quarter of 2002, a 2 basis point increase from 4.03 percent in the previous quarter and a 12 basis point increase from 3.93 percent in the same quarter last year. The net interest margin improvement was largely due to lengthening the maturities of some short-term investments, reductions in short-term borrowings and time deposits, as well as debt repurchases, which lowered the Company's cost of funds.

        Given continued improvements in Bank of Hawaii Corporation's credit quality, the Company did not recognize a provision for loan and lease losses during the fourth quarter of 2002. This resulted in a $11.6 million reduction in the allowance for loan and lease losses, which equaled the amount of net charge-offs for the quarter. The Company did not recognize a provision for loan and lease losses during the third quarter of 2002. The provision for loan and lease losses was $14.5 million in the fourth quarter of 2001.

        Non-interest income was $51.1 million for the quarter, an increase of $3.7 million, or 7.8 percent, from non-interest income of $47.4 million in the third quarter of 2002. Non-interest income of $79.0 million for the fourth quarter of 2001 included $28.7 million in net gains on sales of the Company's South Pacific operations that were partially offset by write-downs on venture investments. Excluding these items, non-interest income increased $0.9 million, or 1.7 percent from the same quarter last year.

        Non-interest expense for the fourth quarter of 2002 was $97.5 million, including the previously mentioned $7.4 million in information technology system replacement and restructuring costs. Excluding these items, non-interest expense increased by $4.5 million, or 5.3 percent, to $90.0 million compared to $85.5 million in the previous quarter. The increase was largely the result of severance expenses, damage from Typhoon Pongsona in Guam and professional fees accrued at year-end. Non-interest expense of $140.0 million for the fourth quarter of 2001 included restructuring and other related costs of $18.5 million. Excluding these items, non-interest expenses declined $31.5 million, or 25.9 percent, from the same quarter last year and were largely due to savings associated with the divested businesses.

        The efficiency ratio was 65.0 percent for the full year of 2002. Excluding the systems replacement project costs and non-recurring items, the efficiency ratio was 62.2 percent compared to the continuing business efficiency ratio of 63.4 percent last year. The Company anticipates that the efficiency ratio excluding systems replacement costs will be approximately 58.0 percent by the end of 2003.

        The effective tax rate of 35.4 percent for 2002 is a decrease from the prior year as the effective tax rate in 2001 reflected the impact of divestitures and foreign taxes. The unusually low effective tax rate for the fourth quarter of 2001 was due to the impact of foreign tax and other credits recognized in the quarter as well as adjustments in the effective tax rate for the full year of 2001.

Asset Quality

        Bank of Hawaii Corporation's credit quality improved during the fourth quarter of 2002 as measured by reductions in non-performing assets and continued improvement in the Company's internal credit risk ratings.

        Non-performing assets were $54.4 million at the end of the fourth quarter of 2002, a decrease of $8.9 million, or 14.1 percent, from non-performing assets of $63.3 million at the end of the third quarter. Compared to the same period last year, non-performing assets declined $25.3 million, or 31.7 percent. At December 31, 2002 the ratio of non-performing assets to total loans plus foreclosed assets and non-performing loans held for sale was 1.01 percent, down from 1.20 percent at September 30, 2002 and down from 1.40 percent at December 31, 2001.

        Non-accrual loans were $45.0 million at December 31, 2002, a reduction of $0.7 million from $45.7 million at September 30, 2002 and down $15.8 million, or 26.0 percent, from $60.8 million at December 31, 2001. Non-accrual loans as a percentage of total loans were 0.84 percent at December 31, 2002, down from 0.87 percent at the end of the previous quarter and down from 1.07 percent at December 31, 2001.

        Net charge-offs for the fourth quarter of 2002 were $11.6 million, or 0.88 percent, of total average loans (annualized). Charge-offs of $15.0 million, which includes an $8.8 million write-off of an aircraft lease, were partially offset by recoveries of $3.4 million. Net charge-offs of $27.7 million for the full year of 2002 were 0.51 percent of total average loans (annualized), a significant improvement from net charge-offs of $121.4 million, or 1.57 percent in the prior year.

        The allowance for loan and lease losses was $142.9 million at December 31, 2002, a decrease of $11.6 million compared with September 30, 2002 and a decrease of $16.1 million from December 31, 2001. The ratio of the allowance for loan and lease losses to total loans was 2.67 percent at

December 31, 2002 compared with 2.94 percent at the end of the third quarter and 2.81 percent at the end of the same quarter last year.

        The concentration of credit exposure to selected industries and the amount of the Company's syndicated exposure are summarized in Table 6.

Other Financial Highlights

        Total assets were $9.5 billion at the end of December 31, 2002, down from $10.6 billion at December 31, 2001 and down slightly from $9.7 billion at the end of September 30, 2002. The most significant decrease compared to the previous year was commercial loans as the Company made strategic risk reductions in the portfolio. Compared to September 30, 2002, total assets decreased $186 million from $9.7 billion largely due to reductions in short-term investments as excess liquidity was utilized for share repurchase and debt reduction during the quarter.

        Total deposits at December 31, 2002 were $6.9 billion, up $242 million from December 31, 2001 and up $293 million from the end of September 30, 2002. Quarterly deposit levels are summarized in Table 9. Strong growth in demand and savings deposits more than offset managed decreases in time and foreign deposits. The Company continues to manage down higher cost funds, including time deposits, purchased funds and long-term debt.

        During the fourth quarter of 2002, Bank of Hawaii Corporation repurchased 3.3 million shares of common stock at a total cost of $94.1 million. The average cost per share was $28.90 during the quarter. At December 31, 2002, the Company had repurchased a total of 20.1 million shares under its previously announced share repurchase programs. Through December 31, 2002, a total of $527.9 million had been returned to the shareholder at an average cost of $26.21 per share. An additional program to repurchase up to $230 million of common stock was announced on December 13, 2002. This new authorization, combined with the Company's previously announced authorizations of $570 million, brings the total repurchase authority to $800 million. Through January 24, 2003, the Company repurchased an additional 1.4 million shares of common stock at a cost of $30.29 per share. Remaining buyback authority was $230.4 million at January 24, 2003.

        The Company's capital and liquidity remains exceptionally strong. At December 31, 2002 the Tier 1 leverage ratio was 10.34 percent compared to 11.20 percent at December 31, 2001 and 11.07 percent at September 30, 2002.

        The Company's Board of Directors declared a quarterly cash dividend of $0.19 per share on the Company's outstanding shares. The dividend will be payable on March 14, 2003 to shareholders of record at the close of business on February 24, 2003.

Information Technology Systems Replacement Project

        Bank of Hawaii Corporation signed an agreement with Metavante Corporation in July 2002 to serve as the Company's primary technology systems provider. The seven-year outsourcing arrangement is on schedule to be operational in the third quarter of 2003 and is expected to provide annual cost savings of over $17 million compared to current expense levels. In connection with this decision, the Company estimates that it will recognize transition charges of approximately $35 million over the five-quarter conversion period that began in the third quarter of 2002. During the fourth quarter, $7.0 million in transition costs were incurred, bringing the total cost to $13.6 million in 2002. System conversion costs are estimated to be approximately $7.7 million in the first quarter of 2003. Additional details on this project may be found in Table 10.

Economic Outlook

        The current macroeconomic forecast for Hawaii in 2003 is real economic growth of 3.1 percent after modest inflation of 1.8 percent with 2.0 percent job growth, part of which is still recovery from

9/11. Tourism growth for 2003 is forecast at 4.7 percent for domestic travel markets and at 4.8 percent for international travelers. Construction and real estate investment will continue to drive the economy forward in 2003, despite lingering geopolitical risks. For more economic information, visit the Company's web site http://www.boh.com/econ/.

Earnings Outlook

        Bank of Hawaii Corporation updates its earnings guidance to $131 million in net income for the full year of 2003. Net income is expected to increase in the second half of 2003 after completion of the systems conversion project. Based on current conditions, the Company does not expect to record a provision for loan losses in 2003. However, the actual amount of the provision for loan losses will depend on determinations of credit risk that will be made near the end of each quarter. Earnings per share and return on equity projections continue to be dependent upon the terms and timing of share repurchases.

Conference Call Information

        The Company will review its 2002 financial results today at 8:00 a.m. Hawaii Time (1:00 p.m. Eastern Time). The presentation will be accessible via teleconference and via the investor relations link of Bank of Hawaii Corporation's web site, www.boh.com. The conference call number is (800) 915-4836 in the U.S. or (973) 317-5319 for international callers. A replay will be available for one week beginning at 10:00 a.m. Hawaii Time (3:00 p.m. Eastern Time) on Monday, January 27, 2003 by calling (800) 428-6051 in the U.S or (973) 709-2089 for international and entering the number 273137 when prompted. A replay of the presentation will be also available on the Company's web site.

        Bank of Hawaii Corporation is a regional financial services company serving businesses, consumers and governments in Hawaii, American Samoa and the West Pacific. The Company's principal subsidiary, Bank of Hawaii, was founded in 1897 and is the largest independent financial institution in Hawaii. For more information about Bank of Hawaii Corporation, see the Company's web site, www.boh.com.

        This news release contains forward-looking statements concerning the expected efficiency ratio, expected level of loan loss provisioning, anticipated costs and annual savings of our technology systems replacement project, and anticipated revenues and expenses in 2003 and beyond. We believe the assumptions underlying our forward-looking statements are reasonable. However, any of the assumptions could prove to be inaccurate and actual results may differ materially from those projected for a variety of reasons including, but not limited to: the Hawaii economy may not continue at the pace we anticipate; our refocused emphasis on our Hawaii market may not achieve the customer and revenue gains we anticipate; our credit markets may deteriorate and our credit quality may fall short of our goals; we may not achieve the expense reductions we expect; we may not be able to maintain our net interest margin; we may not be able to implement our proposed equity repurchases in the amount or at the times planned; the economics or timing, or both, of our technology outsourcing project may not result in the expected benefits; unanticipated difficulties or delays in the conversion of our data processing to outsourcing may result in the reduction or delay of anticipated cost savings or increased cost of conversion; the technology outsourcing project may not be able to achieve the projected reductions in staffing; we may encounter unanticipated difficulties or costs in exiting existing data processing agreements with third parties; the required level of reserves for loan and lease losses may increase or decrease due to changes in our credit quality or risk profile; there may be economic volatility in the markets we serve; and there may be changes in business and economic conditions, competition, fiscal and monetary policies or legislation. We do not undertake any obligation to update any forward-looking statements to reflect later events or circumstances.

# # # #

Bank of Hawaii Corporation and Subsidiaries
Highlights (Unaudited)
Table 1

	Three Months Ended December 31		Year Ended December 31
Earnings Highlights and Performance Ratios
	2002	2001	2002	2001
	(dollars in thousands except per share amounts)
Net Income	$28,908	$26,320	$121,180	$117,795
Basic Earnings Per Share	0.45	0.35	1.75	1.49
Diluted Earnings Per Share	0.44	0.34	1.70	1.46
Cash Dividends	12,193	13,152	50,635	56,567
Return on Average Assets	1.20%	0.90%	1.22%	0.93%
Return on Average Equity	10.72%	8.14%	10.24%	8.76%
Net Interest Margin	4.05%	3.93%	3.99%	3.91%
Efficiency Ratio	68.97%	75.61%	65.04%	65.40%
Continuing Business Efficiency Ratio(1)	63.70%	71.99%	62.24%	63.36%

(1)
Excludes the effects of the businesses that were divested in 2001, restructuring costs, non-core transactions and costs associated with the information technology system replacement project. Goodwill amortization expense is excluded from 2001.
		December 31
Statement of Condition Highlights and Performance Ratios
		2002	2001
Total Assets		$9,516,418	$10,632,400
Net Loans		5,216,151	5,498,143
Total Deposits		6,920,161	6,678,220
Total Shareholders' Equity		1,015,759	1,247,012
Book Value Per Common Share		$16.12	$17.03
Allowance/Loans Outstanding		2.67%	2.81%
Average Equity/Average Assets		11.88%	10.59%
Employees (FTE)		2,891	3,175
Branches and offices		93	97
Market Price Per Share of Common Stock for the Quarter Ended:
	Closing	$30.39	$25.89
	High	$31.05	$26.40
	Low	$25.40	$19.32

Bank of Hawaii Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
Table 2

	Three Months Ended December 31		Year Ended December 31
	2002	2001	2002	2001
	(dollars in thousands except per share amounts)
Interest Income
Interest and Fees on Loan and Leases	$85,945	$123,716	$366,366	$619,447
Income on Investment Securities—Held to Maturity	4,658	6,401	19,597	33,521
Income on Investment Securities—Available for Sale	22,552	29,338	101,438	137,320
Deposits	3,578	7,858	20,020	27,596
Funds Sold and Security Resale Agreements	834	803	3,503	5,034
Other	1,312	1,396	5,614	5,344

Total Interest Income	118,879	169,512	516,538	828,262
Interest Expense
Deposits	17,657	35,158	84,348	217,305
Security Repurchase Agreements	4,585	14,716	30,173	77,764
Funds Purchased	255	365	1,030	10,099
Short-Term Borrowings	217	1,549	1,489	9,562
Long-Term Debt	5,947	11,624	29,267	53,854

Total Interest Expense	28,661	63,412	146,307	368,584

Net Interest Income	90,218	106,100	370,231	459,678
Provision for Loan and Lease Losses	—	14,541	11,616	74,339

Net Interest Income After Provision for Loan and Lease Losses	90,218	91,559	358,615	385,339
Non-Interest Income
Trust and Asset Management	13,085	14,883	55,733	59,924
Mortgage Banking	5,152	(58)	20,452	20,133
Service Charges on Deposit Accounts	8,326	9,058	32,617	38,467
Fees, Exchange, and Other Service Charges	12,963	16,997	51,594	77,833
Gains on Sales of Banking Operations, Net of Venture Investment Losses	—	28,746	—	173,426
Investment Securities Gains	612	68	615	32,982
Insurance	3,640	2,559	13,118	11,592
Other	7,331	6,735	25,792	34,393

Total Non-Interest Income	51,109	78,988	199,921	448,750
Non-Interest Expense
Salaries	38,462	48,099	153,527	195,863
Pensions and Other Employee Benefits	6,272	10,860	33,036	44,930
Net Occupancy Expense	10,638	10,897	39,149	46,344
Net Equipment Expense	11,077	14,467	41,253	53,395
Goodwill Amortization	—	2,426	—	13,342
Restructuring and Other Related Costs	385	18,464	2,364	104,794
Information Technology Systems Replacement Project	7,052	—	13,628	—
Other	23,581	34,736	87,878	135,462

Total Non-Interest Expense	97,467	139,949	370,835	594,130

Income Before Income Taxes	43,860	30,598	187,701	239,959
Provision for Income Taxes	14,952	4,278	66,521	122,164

Net Income	$28,908	$26,320	$121,180	$117,795

Basic Earnings Per Share	$0.45	$0.35	$1.75	$1.49
Diluted Earnings Per Share	$0.44	$0.34	$1.70	$1.46
Dividends Per Share	$0.19	$0.18	$0.73	$0.72
Basic Weighted Average Shares	64,154,477	75,165,102	69,385,745	78,977,011
Diluted Weighted Average Shares	66,378,208	76,835,941	71,447,333	80,577,763

Bank of Hawaii Corporation and Subsidiaries
Consolidated Statements of Condition (Unaudited)
Table 3

	December 31 2002	December 31 2001
	(dollars in thousands)
Assets
Interest-Bearing Deposits	$549,978	$1,101,974
Investment Securities—Held to Maturity (Market Value of $236,016 and $407,838)	229,720	396,216
Investment Securities—Available for Sale	2,287,201	2,001,420
Funds Sold	195,000	115,000
Loans Held for Sale	40,118	456,709
Loans	5,359,004	5,657,122
Allowance for Loan and Lease Losses	(142,853)	(158,979)

Net Loans	5,216,151	5,498,143

Total Earning Assets	8,518,168	9,569,462
Cash and Non-Interest Bearing Deposits	374,352	408,807
Premises and Equipment	176,969	196,171
Customers' Acceptance Liability	2,680	593
Accrued Interest Receivable	36,722	42,687
Foreclosed Real Estate	9,434	17,174
Mortgage Servicing Rights	28,820	27,291
Goodwill	36,216	36,216
Other Assets	333,057	333,999

Total Assets	$9,516,418	$10,632,400

Liabilities
Domestic Deposits
Non-Interest Bearing Demand	$1,719,633	$1,552,947
Interest Bearing Demand	1,169,128	956,179
Savings	2,535,219	1,937,663
Time	1,461,780	1,927,778
Foreign Deposits
Time Due to Banks	1,130	230,249
Other Savings and Time	33,271	73,404

Total Deposits	6,920,161	6,678,220
Securities Sold Under Agreements to Repurchase	735,621	1,643,444
Funds Purchased	64,467	55,800
Current Maturities of Long-Term Debt	114,781	120,645
Short-Term Borrowings	33,420	114,247
Banker's Acceptances Outstanding	2,680	593
Retirement Benefits Payable	61,385	36,175
Accrued Interest Payable	13,731	29,762
Taxes Payable	196,813	138,366
Other Liabilities	82,596	98,401
Long-Term Debt	275,004	469,735

Total Liabilities	8,500,659	9,385,388
Shareholders' Equity
Common Stock ($.01 par value); authorized 500,000,000 shares; issued/outstanding: December 2002—81,294,730/63,015,442; December 2001—81,377,241/73,218,326	806	806
Capital Surplus	372,192	367,672
Accumulated Other Comprehensive Income	11,659	22,761
Retained Earnings	1,115,910	1,055,424
Deferred Stock Grants	(1,424)	(7,637)
Treasury Stock, at Cost (Shares: December 2002—18,279,288; December 2001—8,158,915)	(483,384)	(192,014)

Total Shareholders' Equity	1,015,759	1,247,012

Total Liabilities and Shareholders' Equity	$9,516,418	$10,632,400

Bank of Hawaii Corporation and Subsidiaries
Consolidated Statements of Shareholders' Equity (Unaudited)
Table 4

		Total	Common Stock	Capital Surplus	Accum. Other Comprehensive Income	Retained Earnings	Deferred Stock Grants	Treasury Stock	Comprehensive Income
		(dollars in thousands)
Balance at December 31, 2001		$1,247,012	$806	$367,672	$22,761	$1,055,424	$(7,637)	$(192,014)
Comprehensive Income
Net Income		121,180	—	—	—	121,180	—	—	$121,180
Other Comprehensive Income, Net of Tax
	Unrealized Gain on Investment Securities	4,237	—	—	4,237	—	—	—	4,237
	Foreign Currency Translation Adjustment	(582)	—	—	(582)	—	—	—	(582)
	Pension Liability Adjustments	(14,757)	—	—	(14,757)	—	—	—	(14,757)

Total Comprehensive Income									$110,078

Common Stock Issued
43,449	Profit Sharing Plan	1,240	—	288	—	—	—	952
1,581,876	Stock Option Plan	32,279	—	5,352	—	(10,057)	(793)	37,777
101,796	Dividend Reinvestment Plan	2,893	—	656	—	(2)	—	2,239
4,792	Directors' Restricted Shares and Deferred Compensation Plan	20	—	141	—	—	—	(121)
(91,600)	Employees' Restricted Shares	5,089	—	(1,917)	—	—	7,006
Treasury Stock Purchased 11,838,800 shares		(332,217)	—	—	—	—	—	(332,217)
Cash Dividends Paid		(50,635)	—	—	—	(50,635)	—	—

Balance at December 31, 2002		$1,015,759	$806	$372,192	$11,659	$1,115,910	$(1,424)	$(483,384)

Balance at December 31, 2000		$1,301,356	$806	$346,045	$(25,079)	$996,791	$—	$(17,207)
Comprehensive Income
Net Income		117,795	—	—	—	117,795	—	—	$117,795
Other Comprehensive Income, Net of Tax
	Unrealized Gain on Investment Securities	20,733	—	—	20,733	—	—	—	20,733
	Foreign Currency Translation Adjustment	27,266	—	—	27,266	—	—	—	27,266
	Pension Liability Adjustments	(159)	—	—	(159)	—	—	—	(159)

Total Comprehensive Income									$165,635

Common Stock Issued
59,586	Profit Sharing Plan	1,402	—	261	—	—	—	1,141
916,817	Stock Option Plan	21,314	—	1,054	—	(2,591)	5,655	17,196
120,397	Dividend Reinvestment Plan	2,819	—	495	—	(4)	—	2,328
5,487	Directors' Restricted Shares and Deferred Compensation Plan	336	—	121	—	—	—	215
727,800	Employees' Restricted Shares	5,105	—	18,397	—	—	(13,292)	—
65,146	Hawaii Insurance Network	1,299	—	1,299	—	—	—	—
Treasury Stock Purchased 8,300,900 shares		(195,687)	—	—	—	—	—	(195,687)
Cash Dividends Paid		(56,567)	—	—	—	(56,567)	—	—

Balance at December 31, 2001		$1,247,012	$806	$367,672	$22,761	$1,055,424	$(7,637)	$(192,014)

Bank of Hawaii Corporation and Subsidiaries
Consolidated Average Balances and Interest Rates—Taxable Equivalent Basis (Unaudited)
Table 5

	Three Months Ended December 31, 2002			Three Months Ended(1) December 31, 2001			Year Ended December 31, 2002			Year Ended(1) December 31, 2001
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(dollars in millions)
Earning Assets
Interest Bearing Deposits	$796.6	$3.6	1.78%	$1,236.2	$7.9	2.52%	$1,100.0	$20.0	1.82%	$733.4	$27.6	3.76%
Funds Sold	234.5	0.8	1.42	150.5	0.8	2.09	213.8	3.5	1.64	136.8	5.0	3.63
Investment Securities
—Held-To-Maturity	253.8	4.7	7.38	431.5	6.5	5.97	311.7	19.9	6.38	525.6	33.8	6.42
—Available for Sale	2,273.3	22.6	3.97	2,037.5	29.3	5.75	2,028.9	101.4	5.00	2,242.3	137.3	6.12
Loans Held For Sale	38.9	0.6	5.88	304.7	5.1	6.64	120.2	8.0	6.65	312.2	21.4	6.86
Net Loans and Lease Financing
Domestic
—Commercial and Industrial	867.7	11.4	5.20	1,281.9	18.9	5.87	1,010.0	52.4	5.18	1,761.6	129.7	7.36
—Construction	131.5	1.8	5.30	175.6	2.5	5.58	151.5	8.3	5.45	240.5	18.5	7.71
—Mortgage	2,823.2	48.4	6.85	3,089.4	57.3	7.42	2,933.1	204.3	6.97	3,369.5	258.0	7.66
—Installment	875.5	17.4	7.91	724.8	18.0	9.85	804.2	67.4	8.38	809.1	90.0	11.12
—Lease Financing	498.5	6.3	5.03	484.8	7.3	5.95	498.4	25.8	5.17	525.6	29.3	5.57

Total Domestic Loans	5,196.4	85.3	6.54	5,756.5	104.0	7.19	5,397.2	358.2	6.64	6,706.3	525.5	7.84
Foreign	14.0	—	—	777.0	14.6	7.48	14.1	0.2	1.55	1,026.4	72.5	7.07

Total Loans	5,210.4	85.3	6.52	6,533.5	118.6	7.23	5,411.3	358.4	6.62	7,732.7	598.0	7.73
Other	78.7	1.3	6.62	86.2	1.4	6.42	91.5	5.6	6.14	79.6	5.4	6.72

Total Earning Assets	8,886.2	118.9	5.33	10,780.1	169.6	6.26	9,277.4	516.8	5.57	11,762.6	828.5	7.04
Cash and Non-interest Bearing Deposits	305.2			354.9			313.2			376.6
Other Assets	363.4			480.7			370.6			554.5

Total Assets	$9,554.8			$11,615.7			$9,961.2			$12,693.7

Interest Bearing Liabilities
Domestic Deposits
—Demand	$1,099.9	1.1	0.38	$755.5	1.0	0.53	$1,003.8	4.1	0.41	$827.5	8.6	1.04
—Savings	2,468.2	6.4	1.03	1,977.5	8.7	1.74	2,263.4	29.5	1.30	1,847.2	42.0	2.27
—Time	1,501.1	10.1	2.66	2,048.2	19.7	3.81	1,679.7	49.1	2.92	2,506.7	129.6	5.17

Total Domestic Deposits	5,069.2	17.6	1.37	4,781.2	29.4	2.44	4,946.9	82.7	1.67	5,181.4	180.2	3.48
Foreign Deposits
—Time Due to Banks	2.9	—	—	365.5	2.1	2.26	41.7	0.7	1.87	351.3	14.5	4.13
—Other Time and Savings	39.4	0.1	1.38	445.9	3.7	3.31	55.0	0.9	1.63	648.2	22.6	3.49

Total Foreign Deposits	42.3	0.1	1.29	811.4	5.8	2.84	96.7	1.6	1.73	999.5	37.1	3.71

Total Interest Bearing Deposits	5,111.5	17.7	1.37	5,592.6	35.2	2.49	5,043.6	84.3	1.67	6,180.9	217.3	3.52
Short-Term Borrowings	1,053.5	5.1	1.90	1,942.5	16.6	3.40	1,390.2	32.7	2.35	2,105.6	97.4	4.63
Long-Term Debt	389.9	5.9	6.05	678.9	11.6	6.79	471.3	29.3	6.21	800.5	53.9	6.73

Total Interest Bearing Liabilities	6,554.9	28.7	1.73	8,214.0	63.4	3.06	6,905.1	146.3	2.12	9,087.0	368.6	4.06

Net Interest Income		$90.2			$106.2			$370.5			$459.9
Interest Rate Spread			3.60%			3.20%			3.45%			2.98%
Net Interest Margin			4.05%			3.93%			3.99%			3.91%
Non-Interest Bearing Demand Deposits
—Domestic	1,601.0			1,401.3			1,556.3			1,539.8
—Foreign	—			328.0			—			346.0

Total Non-Int Bearing Demand Deposits	1,601.0			1,729.3			1,556.3			1,885.8
Other Liabilities	329.3			390.3			316.3			376.8
Shareholders' Equity	1,069.6			1,282.1			1,183.5			1,344.1

Total Liabilities and Shareholders' Equity	$9,554.8			$11,615.7			$9,961.2			$12,693.7

(1)
Adjusted to reflect the reclassification of certain average balances.

Bank of Hawaii Corporation and Subsidiaries
Loan Portfolio Balances (Unaudited)
Table 6

	December 31 2002	September 30 2002	June 30 2002	March 31 2002	December 31 2001
	(dollars in millions)
Domestic
Commercial
Commercial and Industrial(1)	$875.0	$863.3	$993.4	$1,114.9	$1,169.8
Mortgage—Commercial(1)	591.1	616.5	562.5	617.6	640.7
Construction	127.5	146.3	148.6	161.4	169.6
Lease Financing	427.3	433.6	432.7	436.1	423.9

Total Commercial	2,020.9	2,059.7	2,137.2	2,330.0	2,404.0
Consumer
Mortgage—Residential	2,131.4	2,259.8	2,361.2	2,409.4	2,424.0
Home Equity	614.0	419.2	404.2	369.8	329.9
Other Consumer	493.3	421.6	403.2	389.5	399.8
Lease Financing	34.5	36.5	37.3	37.9	38.9

Total Consumer	3,273.2	3,137.1	3,205.9	3,206.6	3,192.6

Total Domestic	5,294.1	5,196.8	5,343.1	5,536.6	5,596.6

Foreign	64.9	62.5	66.1	65.0	60.5

Total Loans	$5,359.0	$5,259.3	$5,409.2	$5,601.6	$5,657.1

(1)
$42.3 million in loans were reclassified to mortgage-commercial from commercial and industrial during the third quarter of 2002.

Selected Concentrations of Credit Exposure (Unaudited)

	December 31, 2002
	Outstanding	Unused Commitments	Total Exposure	Sep. 30, 2002 Total Exposure	Dec. 31, 2001 Total Exposure
	(dollars in millions)
Air Transportation(1)
Regional Passenger Carriers	$47.1	$10.2	$57.3	$57.2	$60.4
United States Based Passenger Carriers	39.6	—	39.6	48.3	50.5
International Based Passenger Carriers	32.1	—	32.1	32.2	32.5
Cargo Carriers	15.0	—	15.0	15.0	14.9

Total Air Transportation	$133.8	$10.2	$144.0	$152.7	$158.3

Lodging
National Hotel Companies	$23.3	$78.7	$102.0	$104.7	$123.9
Hawaii Hotels	103.4	31.9	135.3	134.6	129.4
West Pacific Hotels	44.6	—	44.6	46.9	60.0

Total Lodging	$171.3	$110.6	$281.9	$286.2	$313.3

Telecommunication Companies	$0.9	$25.7	$26.6	$31.1	$112.7

Syndicated Exposure	$309.1	$693.0	$1,002.1	$1,075.8	$1,520.4

(1)
Includes leases on 29 aircraft to 12 carriers. The largest carrier exposure is $30.3 million on 7 aircraft, including a 737-700 and 6 commuter aircraft. The largest aircraft exposure is $15.0 on an MD11 aircraft outfitted for cargo. Excluding 18 commuter aircraft, the average outstanding per aircraft is $9.1 million.

Bank of Hawaii Corporation and Subsidiaries
Consolidated Non-Performing Assets and Accruing Loans Past Due 90 Days or More (Unaudited)
Table 7

	December 31 2002	September 30 2002	June 30 2002	March 31 2002	December 31 2001
	(dollars in millions)
Non-Performing Assets
Non-Accrual Loans
Commercial
Commercial and Industrial	$5.9	$6.4	$14.4	$27.4	$18.9
Mortgage—Commercial	20.3	18.1	25.3	15.1	16.3
Construction	0.5	0.9	0.7	1.0	9.3
Lease Financing	4.1	5.7	6.9	4.4	0.8

Total Commerical	30.8	31.1	47.3	47.9	45.3
Consumer
Mortgage—Residential	13.9	14.3	14.2	15.3	15.3
Home Equity	0.3	0.2	0.1	0.4	0.1
Other Consumer	—	0.1	—	0.1	0.1

Total Consumer	14.2	14.6	14.3	15.8	15.5

Total Non-Accrual Loans	45.0	45.7	61.6	63.7	60.8

Non-Accrual Loans Held For Sale	—	—	—	7.8	1.7
Foreclosed Real Estate	9.4	17.6	17.2	19.2	17.2

Total Non-Performing Assets	$54.4	$63.3	$78.8	$90.7	$79.7

Accruing Loans Past Due 90 Days or More
Commercial
Commercial and Industrial	$0.2	$—	$—	$0.2	$0.1
Mortgage—Commercial	0.3	—	—	1.2	—
Lease Financing	—	—	0.1	0.1	—

Total Commerical	0.5	—	0.1	1.5	0.1
Consumer
Mortgage—Residential	0.6	1.4	0.9	2.1	3.7
Home Equity	—	—	—	—	0.1
Other Consumer	0.7	0.3	0.5	0.7	0.9
Lease Financing	—	—	—	—	0.1

Total Consumer	1.3	1.7	1.4	2.8	4.8

Total Accruing and Past Due	$1.8	$1.7	$1.5	$4.3	$4.9

Total Loans	$5,359.0	$5,259.3	$5,409.2	$5,601.6	$5,657.1

Ratio of Non-Accrual Loans to Total Loans	0.84%	0.87%	1.14%	1.14%	1.07%

Ratio of Non-Performing Assets to Total Loans, Foreclosed Real Estate and Non-Performing Loans Held for Sale	1.01%	1.20%	1.45%	1.61%	1.40%

Ratio of Non-Performing Assets and Accruing Loans Past Due 90 Days or More to Total Loans	1.05%	1.24%	1.48%	1.70%	1.50%

Quarter to Quarter Changes in Non-Performing Assets
Balance at Beginning of Quarter	$63.3	$78.8	$90.7	$79.7	$106.4
Additions	12.0	7.0	20.5	36.4	43.8
Reductions
Payments and Sales of Loans	(6.9)	(8.5)	(20.6)	(12.9)	(40.9)
Return to Accrual	(1.9)	(9.1)	(6.2)	(6.3)	(3.6)
Sales of Foreclosed Assets	(9.4)	(1.4)	(3.5)	(0.9)	(21.9)
Charge-offs	(2.7)	(3.5)	(2.1)	(5.3)	(4.1)

Total Reductions	(20.9)	(22.5)	(32.4)	(25.4)	(70.5)

Balance at End of Quarter	$54.4	$63.3	$78.8	$90.7	$79.7

Bank of Hawaii Corporation and Subsidiaries
Consolidated Allowance for Loan and Lease Losses (Unaudited)
Table 8

	Three Months Ended			Year Ended December 31
	December 31 2002	September 30 2002	December 31 2001	2002	2001
	(dollars in millions)
Balance at Beginning of Period	$154.5	$159.0	$182.5	$159.0	$246.2
Loans Charged-Off
Commercial
Commercial & Industrial	(2.0)	(0.9)	(9.7)	(13.0)	(97.7)
Mortgage—Commercial	—	(2.5)	(3.3)	(2.9)	(19.4)
Construction	—	—	—	(0.5)	—
Lease Financing	(9.6)	(0.1)	(0.2)	(9.9)	(0.7)
Consumer
Mortgage—Residential	(0.4)	(0.6)	(3.2)	(3.5)	(8.9)
Home Equity	(0.1)	—	(0.2)	(0.2)	(0.6)
Other Consumer	(2.8)	(3.0)	(5.1)	(12.5)	(19.2)
Lease Financing	(0.1)	(0.1)	(0.2)	(0.3)	(0.5)
Foreign	—	—	(4.0)	—	(22.0)

Total Charge-Offs	(15.0)	(7.2)	(25.9)	(42.8)	(169.0)
Recoveries on Loans Previously Charged-Off
Commercial
Commercial & Industrial	1.4	0.7	1.4	4.7	9.2
Mortgage—Commercial	0.1	—	0.8	2.1	3.2
Construction	0.2	—	—	0.2	—
Lease Financing	—	—	—	—	0.3
Consumer
Mortgage—Residential	0.3	0.1	0.3	1.1	1.0
Home Equity	—	—	—	0.1	0.1
Other Consumer	1.3	1.5	2.4	6.1	8.1
Lease Financing	0.1	—	—	0.1	0.1
Foreign	—	0.4	6.5	0.7	25.6

Total Recoveries	3.4	2.7	11.4	15.1	47.6

Net Loan Charge-Offs	(11.6)	(4.5)	(14.5)	(27.7)	(121.4)
Provision for Loan and Lease Losses	—	—	14.5	11.6	74.3
Allowance Related to Disposition	—	—	(23.7)	—	(40.2)
Foreign Currency Translation	—	—	0.2	—	0.1

Balance at End of Period	$142.9	$154.5	$159.0	$142.9	$159.0

Average Loans Outstanding	$5,210.4	$5,350.0	$6,533.5	$5,411.3	$7,732.7

Ratio of Net Charge-Offs to Average Loans Outstanding (annualized)	0.88%	0.33%	0.88%	0.51%	1.57%
Ratio of Allowance to Loans Outstanding	2.67%	2.94%	2.81%	2.67%	2.81%

Bank of Hawaii Corporation and Subsidiaries
Deposits (Unaudited)
Table 9

	December 31 2002	September 30 2002	June 30 2002	March 31 2002	December 31 2001
	(dollars in millions)
Domestic
Non-Interest Bearing Demand	$1,719.6	$1,593.8	$1,466.1	$1,593.0	$1,552.9
Interest Bearing Demand	1,169.2	1,042.9	986.5	933.8	956.2
Savings	2,535.2	2,403.2	2,292.4	2,089.2	1,937.7
Time	1,461.8	1,549.7	1,652.8	1,807.0	1,927.8

Total Domestic	6,885.8	6,589.6	6,397.8	6,423.0	6,374.6
Foreign	34.4	38.1	58.2	120.8	303.6

Total Deposits	$6,920.2	$6,627.7	$6,456.0	$6,543.8	$6,678.2

Bank of Hawaii Corporation and Subsidiaries
Information Technology Systems Replacement Project (Unaudited)
Table 10

	Professional Fees	Employee Termination Benefits	Accelerated Depreciation	Other Associated Costs(1)	Total
	(dollars in millions)
Costs Incurred
Three Months Ended:
September 30, 2002	$1.9	$1.0	$3.2	$0.5	$6.6
December 31, 2002	3.2	0.2	2.2	1.4	7.0

Year Ended December 31, 2002	$5.1	$1.2	$5.4	$1.9	$13.6

Total Expected Project Costs	$12.7	$6.6	$9.2	$7.0	$35.5

(1)
Includes contract termination, equipment, excise tax, and other costs.

Bank of Hawaii Corporation and Subsidiaries
Quarterly Summary of Selected Consolidated Financial Data (Unaudited)
Table 11

	Dec. 31 2002	Sep. 30 2002	Jun. 30 2002	Mar. 31 2002	Dec. 31 2001	Sep. 30 2001	Jun. 30 2001	Mar. 31 2001
	(dollars in millions except per share amounts)
Balance Sheet Totals
Total Assets	$9,516.4	$9,702.7	$9,824.1	$10,245.0	$10,632.4	$11,947.4	$12,791.6	$13,743.7
Net Loans	5,216.2	5,104.9	5,250.2	5,442.6	5,498.1	6,586.8	7,454.1	8,257.8
Total Deposits	6,920.2	6,627.7	6,456.0	6,543.8	6,678.2	7,403.0	8,144.6	8,848.6
Total Shareholders' Equity	1,015.8	1,100.7	1,191.1	1,265.9	1,247.0	1,371.1	1,395.7	1,371.9
Quarterly Operating Results
Net Interest Income	$90.2	$92.2	$92.9	$94.9	$106.1	$111.7	$116.7	$125.2
Provision for Loan and Lease Losses	—	—	3.3	8.3	14.5	0.9	6.4	52.5
Non-Interest Income	51.1	47.4	48.2	53.2	50.3	64.8	72.5	87.8
Gain on Sales of Banking Operations, Net of Venture Investment Losses	—	—	—	—	28.7	47.8	24.8	72.1
Non-Interest Expense	90.1	85.5	89.6	89.6	121.4	118.8	121.7	127.4
Restructuring and Other Related Costs	0.4	—	—	2.0	18.5	3.0	38.9	44.4
Information Technology System Replacement Project	7.0	6.6	—	—	—	—	—	—
Net Income	28.9	30.2	31.0	31.1	26.3	31.1	26.7	33.7
Basic Earnings Per Share	$0.45	$0.44	$0.43	$0.42	$0.35	$0.39	$0.33	$0.42
Diluted Earnings Per Share	$0.44	$0.43	$0.42	$0.41	$0.34	$0.37	$0.32	$0.42
Return on Average Assets	1.20%	1.22%	1.23%	1.21%	0.90%	1.00%	0.83%	0.99%
Return on Average Equity	10.72%	10.40%	9.94%	9.97%	8.14%	8.88%	7.69%	10.42%
Efficiency Ratio	68.97%	65.99%	63.51%	61.86%	75.61%	54.31%	75.07%	60.24%
Continuing Business Operating Results(1)
Net Interest Income	$90.2	$92.2	$92.9	$94.9	$93.8	$91.0	$87.8	$92.2
Provision for Loan and Lease Losses	—	—	3.3	8.3	16.6	6.4	2.6	12.1
Non-Interest Income	51.1	47.4	48.2	53.3	42.9	53.0	54.2	54.0
Non-Interest Expense	90.0	85.5	89.6	89.7	98.4	87.6	88.6	85.8
Net Income	33.8	34.4	31.0	32.3	21.3	31.4	32.6	28.3
Diluted Earnings Per Share	$0.51	$0.49	$0.42	$0.43	$0.28	$0.38	$0.39	$0.35
Return on Average Equity	12.54%	11.84%	9.94%	10.37%	6.59%	8.96%	9.37%	8.76%
Efficiency Ratio	63.70%	61.28%	63.51%	60.53%	71.99%	60.83%	62.40%	58.71%

(1)
Excludes the effects of the businesses that were divested in 2001, restructuring, non-core transactions and costs associated with the information technology system replacement project. 2001 Quarterly information has been reclassified to conform to December 31, 2001 presentation and excludes goodwill amortization.

QuickLinks

  EXHIBIT 99.1
Bank of Hawaii Corporation 2002 Financial Results
Bank of Hawaii Corporation and Subsidiaries Highlights (Unaudited) Table 1
Bank of Hawaii Corporation and Subsidiaries Consolidated Statements of Income (Unaudited) Table 2
Bank of Hawaii Corporation and Subsidiaries Consolidated Statements of Condition (Unaudited) Table 3
Bank of Hawaii Corporation and Subsidiaries Consolidated Statements of Shareholders' Equity (Unaudited) Table 4
Bank of Hawaii Corporation and Subsidiaries Consolidated Average Balances and Interest Rates—Taxable Equivalent Basis (Unaudited) Table 5
Bank of Hawaii Corporation and Subsidiaries Loan Portfolio Balances (Unaudited) Table 6
Selected Concentrations of Credit Exposure (Unaudited)
Bank of Hawaii Corporation and Subsidiaries Consolidated Non-Performing Assets and Accruing Loans Past Due 90 Days or More (Unaudited) Table 7
Bank of Hawaii Corporation and Subsidiaries Consolidated Allowance for Loan and Lease Losses (Unaudited) Table 8
Bank of Hawaii Corporation and Subsidiaries Deposits (Unaudited) Table 9
Bank of Hawaii Corporation and Subsidiaries Information Technology Systems Replacement Project (Unaudited) Table 10
Bank of Hawaii Corporation and Subsidiaries Quarterly Summary of Selected Consolidated Financial Data (Unaudited) Table 11